EXHIBIT 10.134

                AGREEMENT BETWEEN NUOASIS INTERNATIONAL, INC. AND
                        SILVER FAITH DEVELOPMENT LIMITED

                                    AGREEMENT



DATED:                                                         30th August, 1996

PARTIES:

1.       "NuOasis"                  NuOasis International Inc., a corporation
                                    organised under the laws of the Commonwealth of the Bahamas.

2.       "Silver Faith"             Silver Faith Development Limited., a
                                    corporation organised under the laws of Hong
                                    Kong

RECITALS:

1.1 On September 30, 1995, Nona Morelli's II Inc., a Colorado corporation ("Nona"), the sole shareholder of NuOasis, entered into a Purchase and Sale Agreement with Silver Faith pursuant to which Nona issued a Convertible Secured Promissory Note of such date (the "Nona Note") in the principal amount of Twenty One Million Dollars (USD21,000,000) a copy of which is annexed hereto as Schedule 1; and,

1.2 NuOasis assumed Nona's rights and obligations under the Nona Note by way of the Assignment dated December 31, 1995 (the "Assignment"), a copy of which is annexed hereto as Schedule 2; and,

1.3 NuOasis wishes to purchase the Nona Note from Silver Faith pursuant to the terms hereof.

OPERATIVE PROVISIONS:

1.       Purchase of the Note

         On the basis of the representations and warranties herein contained, subject to the terms and conditions set forth herein, and for the Consideration (as defined herein), NuOasis agrees to purchase the Nona Note for Twelve Million Three Hundred Thousand Dollars (USD 12,000,000), which represents the current outstanding principal balance of Eleven Million Four Hundred Thousand Dollars (USD 11,400,000) plus interest of approximately Six Hundred Thousand Dollars (USD 600,000), and Silver Faith agrees to assign, deliver and transfer the Nona Note to NuOasis.

2.       The Consideration

         The consideration ("Consideration") to be paid to Silver Faith in exchange for the Nona Note shall consist of that certain Convertible Secured Promissory Note dated July 31, 1996 in the principal amount of Twelve Million Dollars (USD 12,000,000) issued by The Hartcourt Companies Inc.("Hartcourt"), a copy of which is annexed hereof as
         Schedule 3 (the "Hartcourt Note").

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3.       Effective Date and Closing

         The closing and effective date of the exchange contemplated by this Agreement (the "Closing") shall occur upon such date that the parties have satisfied their respective obligations and covenants contained herein, but shall not be later than 30th September 1996. At the Closing, Silver Faith shall deliver the Nona Note to NuOasis and NuOasis shall deliver the Hartcourt Note to Silver Faith, along with any opinions, certificates, exhibits, etc. reasonably requested by the other party.

4.       Representations and Warranties of Silver Faith

         Silver Faith hereby represents and warrants to NuOasis that:

         4.1 Silver Faith is a corporation organized under the laws of Hong Kong; and

         4.2 Silver Faith is not a defendant or a plaintiff against whom a counterclaim has been made or reduced to judgement, in any litigation or proceedings before any Hong Kong, Peoples Republic of China, or Chinese provincial or municipal government, or any department, board, body or agency thereof, which could result in a claim against the Nona Note; and

         4.3 This Agreement has been duly executed by Silver Faith and the execution and performance hereof will not violate, or result in a breach of, or constitute a default in any agreement, instrument, judgement, order or decree to which Silver Faith is a party or to which Silver Faith is subject; and

         4.4 Silver Faith's right to transfer the Nona Note is not in violation of any preemptive rights of any person or of any agreement to which Silver Faith is bound; and

         4.5 The Nona Note will be transferred without any encumbrances or adverse claims and is not subject to any interest or right of any third person; and Silver Faith warrants that it has the full right and power to transfer the Nona Note pursuant to this Agreement; and

         4.6 No representation or warranty contained herein, nor statement in any document, certificate or schedule furnished or to be furnished pursuant to this Agreement by Silver Faith or in connection with the transaction contemplated hereby, contains or contained any untrue statement of a material fact, nor does it omit to state a material fact necessary to make any statement of fact contained herein not misleading.

5.       Representations and Warranties of NuOasis

         NuOasis hereby represents and warrants to Silver Faith that:

         5.1 This Agreement has been duly executed by NuOasis and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in any agreement, instrument, judgement, order or decree to which NuOasis is a party or to which the Hartcourt Note is subject; and

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         5.2      The  Hartcourt  Note is not subject to any claims or causes of action created by or through Nona or NuOasis, and NuOasis is not a defendant, nor a plaintiff against whom a counterclaim has been made or reduced to judgement, in any litigation or proceedings before any U.S., federal or state government, or the Commonwealth of the Bahama's, or any department, board, body or agency thereof, involving the Hartcourt Note as of the date hereof; and

         5.3 The Hartcourt Note is not subject to any interest or right of any third person created by or through Nona or NuOasis, and NuOasis has the full right and power to transfer the Hartcourt Note pursuant to this Agreement; and

         5.4 No representation or warranty contained herein, nor statement in any document, certificate or schedule furnished or to be furnished pursuant to this Agreement by NuOasis, or in connection with the transaction contemplated hereby, contains or contained any untrue statement of a material fact, nor does it omit to state a material fact necessary to make any statement of fact contained herein not misleading.

6.       Availability of Information

         Silver Faith and NuOasis represent that, by virtue of their respective business activities and economic bargaining power or otherwise, they have been able to conduct their own due diligence and have had access to or have been furnished with, prior to or concurrently with the execution hereof, the information which they consider to be adequate to make a decision to exchange the Hartcourt Note for the Nona Note.

7.       Termination

         This Agreement may be terminated at anytime prior to the date of Closing by either party if (a) there shall be any actual or threatened action or proceeding by or before any court or any other governmental body which shall seek to restrain, prohibit, or invalidate the transaction contemplated by this Agreement, and which, in the judgment of such party giving notice to terminate and based upon the advice of legal counsel, makes it inadvisable to proceed with the transaction contemplated by this Agreement; or (b) if this transaction has not closed by 30th September 1996 by reason of circumstances beyond the control of the parties hereto.

8.       Miscellaneous

         8.1 The officers of NuOasis and Silver Faith executing this Agreement are duly authorized to do so and each party has taken all action required by law or otherwise to properly and legally execute this Agreement.

         8.2 Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

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                  To Silver Faith:         Silver Faith Development Limited
                                           Room 3078, Diamond Square
                                           3/F Shun Tak Centre
                                           200 Connaught Road, Central Hong Kong
                                           Telephone:        +852-2-559-8859
                                           Facsimile:        +852-2-540-5020

                  To NuOasis:              NuOasis International Inc.
                                           43 Elizabeth Avenue
                                           Nassau, Bahamas
                                           Telephone:        +44 1624 815544
                                           Facsimile:        +44 1624 815548

                  or to any other address which may hereafter be designated by either party by notice given in such manner. All notices shall be deemed to have been given as of the date of receipt.

         8.3 This Agreement sets forth the entire understanding between the parties hereto and no other prior written or oral statement or agreement shall be recognized or enforced.

         8.4 If a court of competent jurisdiction determines that any clause or provision of this Agreement is invalid, illegal or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provision which are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

         8.5 Neither party may assign this Agreement without the express written consent of the other party and any approved assignment shall be binding on and inure to the benefit of such successor or, in the event of death or incapacity, on assignor's heirs, executors, administrators and successors.

         8.6 Notwithstanding that this Agreement was negotiated and is being contracted for in Hong Kong, it shall be governed by the laws of the Commonwealth of the Bahamas, notwithstanding any conflict-of-law provision to the contrary.

         8.7 If any legal action or other preceding (nonexclusively including arbitration) is brought for the enforcement of or to declare any right or obligation under this Agreement or as a result of a breach, default or misrepresentation in connection with any of the provisions of this Agreement, or otherwise because of a dispute among the parties hereto, the prevailing party will be entitled to recover actual attorney's fees (including for appeals and collection) and other expenses incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.

         8.8 Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement, unless this Agreement specifically states such intent.

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         8.9      It is  understood  and  agreed  that  this  Agreement  may  be executed in any number of identical counterparts, each of which may be deemed an original for all purposes.

         8.10 At any time, and from time to time after the Closing, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to the Hartcourt Note and the Nona Note to be exchanged hereunder, or otherwise to carry out the intent and purposes of this Agreement.

         8.11 Silver Faith and NuOasis warrant that neither party has incurred any liability, contingent or otherwise, for brokers' or finders' fees or commissions relating to this Agreement for which the other party shall have responsibility. Except as otherwise provided herein, all fees, costs and expenses incurred by either party relating to this Agreement shall be paid by the party incurring same.

         8.12 Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to Closing, this Agreement may be amended by a writing signed by all parties hereto.

         8.13 The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.


SIGNED AND DELIVERED as a DEED                                )
                                                              )
by:  /s/  Silver Faith Development Limited  (a Director)      )
                                                              )
on behalf of                                                  )
SILVER FAITH DEVELOPMENT LIMITED                              )



SIGNED AND DELIVERED as a DEED                                )
                                                              )
by:  /s/  NuOasis International Inc.        (a Director)      )
                                                              )
on behalf of                                                  )
NUOASIS INTERNATIONAL INC.                                    )

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                                  SCHEDULE "1"

                                     to the
                                    Agreement
                             dated 30th August, 1996



                                  THE NONA NOTE

                                  SCHEDULE "2"

                                     to the
                                    Agreement
                             dated 30th August, 1996



                                 THE ASSIGNMENT

                                  SCHEDULE "3"

                                     to the
                                    Agreement
                             dated 30th August, 1996



                               THE HARTCOURT NOTE